UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2019

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Virgin Media Investment Holdings Limited (the “Company”) as borrower and guarantor, the other borrowers named therein as borrowers (the “Borrowers”) and the other guarantors named therein as guarantors (the “Guarantors”), The Bank of Nova Scotia as facility agent (the “Facility Agent”) and Deutsche Bank AG, London Branch as security trustee, among others, are parties to a Senior Facilities Agreement, originally dated June 7, 2013 and as amended and restated from time to time (the “Senior Facilities Agreement”). Each of the Company, the Borrowers and the Guarantors is an indirect wholly-owned subsidiary of Liberty Global plc.

Capitalized terms used below shall have the meanings given to them in the Amended Senior Facilities Agreement (as defined below).

On December 9, 2019, the Company and the Facility Agent entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”) to amend and restate the Senior Facilities Agreement (the Senior Facilities Agreement, as amended and restated by the Amendment and Restatement Agreement, the “Amended Senior Facilities Agreement”) to, among other things:

•
allow members of the Bank Group to issue notes and on-lend the proceeds of such notes to members of the Bank Group under an Additional Facility made available under the Amended Senior Facilities Agreement;

•	allow the Facility Agent and the Company to agree on a new benchmark rate to replace an existing benchmark rate;

•
suspend, and therefore not apply, certain obligations and restrictions and reduce the Margin payable on the Revolving Facility and certain Additional Facilities, in each case, where the Facilities or the Company receive an investment grade rating from any two of Moody’s, Standard & Poor’s or Fitch together with a “stable outlook” from such rating agency;

•
reduce the voting threshold in relation to the release of guarantees and security from Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 90% of the Available Commitments plus Outstandings to Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75% of the Available Commitments plus Outstandings, and to reduce the consent threshold for amending such provision to 75% of the Available Commitments plus Outstandings;

•	extend the Clean Up Period from 120 days to 180 days;

•
cancel the existing revolving facility with Commitments of £50.0 million ($65.7 million at the December 9, 2019 exchange rate) and a maturity date of December 31, 2021 and the existing revolving facility with Commitments of £625.0 million ($821.7 million at the December 9, 2019 exchange rate) and a maturity date of January 15, 2024 and establish a new single tranche revolving facility with Commitments of £1,000.0 million ($1,314.7 million at the December 9, 2019 exchange rate) and a final maturity date of January 31, 2026;

•
increase flexibility in connection with Permitted Disposals, Permitted Financial Indebtedness, Permitted Payments, Permitted Security Interests, Permitted Transactions and incurring indebtedness under Additional Facilities;

•	include agreed security principles limiting the granting of security and guarantees in circumstances where certain legal and/or practical difficulties exist;

•
provide that certain matters, including a withdrawal of any member state from the European Union, will not trigger a breach of any representation, warranty or covenant under the Finance Documents or give rise to a Default or Event of Default; and

•	include a minimum credit rating requirement for Lenders, Affiliates of Lenders and Related Funds of Lenders that propose to take a transfer from an existing Lender of a Revolving Facility Commitment.

All loans and commitments outstanding under the Senior Facilities Agreement continue to be outstanding under the Amended Senior Facilities Agreement, save for revolving facility A and revolving facility B which, pursuant to the Amendment and Restatement Agreement, were cancelled in full on December 9, 2019 and were replaced with a single tranche revolving facility (as noted above).

The Amendment and Restatement Agreement and the Amended Senior Facilities Agreement are attached hereto as Exhibit 4.1 and are incorporated herein by reference. The foregoing description of the Amended Senior Facilities Agreement is not complete and is subject to and qualified in its entirety by reference to the full text thereof set forth in Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Name

4.1
Amendment and Restatement Agreement dated December 9, 2019 between Virgin Media Investment Holdings Limited (for itself and as agent on behalf of the other obligors) and The Bank of Nova Scotia (as facility agent), and attached as a schedule thereto, a copy of the Senior Facilities Agreement, originally dated June 7, 2013, between, among others, Virgin Media Investment Holdings Limited as a borrower and a guarantor, The Bank of Nova Scotia as facility agent and Deutsche Bank AG, London Branch as security trustee as amended and restated by the Amendment and Restatement Agreement.

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: December 13, 2019